SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 Amendment No. 2

                                   FORM 8-A/A

                           FOR REGISTRATION OF CERTAIN
                              CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 H&R Block, Inc.
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               (Exact name of registrant as specified in charter)

                                    MISSOURI
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                    (State of incorporation or organization)

                                   44-0607856
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                      (I.R.S. Employer Identification No.)


                     4400 Main Street, Kansas City, MO 64111
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               (Address of principal executive offices) (zip code)

     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. |_|

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. |_|

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so                Name of each exchange on which
       registered                           each class is to be registered
-------------------------------             ------------------------------
Preferred Stock Purchase Rights                New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant's Securities to be Registered.

     The response to Item 1 of the Registration Statement on Form 8-A of H&R Block, Inc. (the "Company"), dated July 21, 1988, as amended June 14, 1990, is hereby amended by incorporating the following paragraphs.

     On March 25, 1998, the Company's Board of Directors adopted a resolution to amend the Rights Agreement, dated as of July 14, 1988 (the "Existing Agreement"). The following paragraphs summarize the amendments to the Existing Agreement (the revised version of the Existing Agreement is herein referred to as the "Amended Agreement").

     1. Increase in Triggering Percentage. The definition of Acquiring Person was amended to increase the percentage ownership of the Company's outstanding Common Stock required to become an Acquiring Person from 10% to 15%.

     2. Amendments. The Existing Agreement allowed the Board of Directors to amend the Existing Agreement without approval of the holders of the Rights Certificates to cure any ambiguity, to correct or supplement an inconsistent provision or to make such other amendments which fulfill the objectives of the Existing Agreement. The Amended Agreement may be amended or supplemented from time to time in order (a) to cure any ambiguity, (b) to correct or supplement any provision which may be defective or inconsistent with any other provision,
(c) to shorten or lengthen any time period (including the Final Expiration Date, subject to certain limitations), (d) to increase or decrease the Purchase Price,
(e) to increase or decrease the Exchange Ratio, or (f) to change or supplement provisions of the Rights Agreement which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). However, if a Person becomes an Acquiring Person, the Rights Agreement may not be amended in any manner which would adversely affect the interests of the holders of the Rights. Also, the Company may, at any time prior to any person becoming an Acquiring Person, amend the Rights Agreement to lower the 15% threshold to not less than the greater of (i) any percentage greater than the largest percentage of the Voting Power of the Company then known by the Company to be beneficially owned by any Person (other than the Company, or any of its affiliates) together with all Affiliates or Associates of such Person, and (ii) 10%.

     3. Change of Rights Agent. ChaseMellon Shareholder Services, L.L.C. has been appointed as Rights Agent under the Amended Agreement.

     The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment to Rights Agreement attached hereto as Exhibit 5.

Item 2.  Exhibits.

     Item 2 is hereby amended by adding the following exhibits attached hereto:

     Exhibit No.              Description
     -----------              -----------
         5                    Fourth Amendment to Rights Agreement, dated as of
                              March  25, 1998, between H&R Block, Inc. and
                              ChaseMellon Shareholder Services, L.L.C.


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                H&R BLOCK, INC.


                                By:  /s/  Frank L. Salizzoni
                                    --------------------------------------------
                                    Frank L. Salizzoni, President and Chief
                                    Executive Officer

Date:    April 28, 1998